As filed with the Securities and Exchange Commission on December 27, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Redbox Entertainment Inc.

(Exact name of registrant as specified in its charter)

Delaware	83-2157010
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1 Tower Lane, Suite 800

Oakbrook Terrace, IL 60181

(Address, including zip code, of registrant’s principal executive offices)

Seaport Global Acquisition Corp. 2021 Omnibus Incentive Plan

(Full title of the plan)

Galen C. Smith

1 Tower Lane, Suite 800

Oakbrook Terrace, IL 60181

(630) 756-8000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Brian M. Janson, Esq. Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019 (212) 373-3000	Frederick W. Stein, Esq. 1 Tower Lane, Suite 800 Oakbrook Terrace, IL 60181 (630) 756-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Class A common stock, $0.0001 par value per share (the “Class A common stock”)(3)	3,404,139	$8.08	$27,505,444	$2,550
(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover an indeterminate number of additional shares of the Class A common stock that may, with respect to the shares of the Class A common stock registered hereunder, become issuable by reason of any stock dividends or other distributions, stock splits, recapitalization or other similar transactions.
(2)	Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share of the Class A common stock was determined based on the average of the high and low prices per share of Class A common stock as reported by The Nasdaq Stock Market LLC on December 23, 2021.
(3)	Represents 3,404,139 shares of the Class A common stock available for future issuance under the Seaport Global Acquisition Corp. 2021 Omnibus Incentive Plan.

EXPLANATORY NOTE

Redbox Entertainment Inc. (formerly known as Seaport Global Acquisition Corp.), a Delaware corporation (the “Company”), has prepared this registration statement in accordance with the requirements of Form S-8 (this “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), to register 3,404,139 shares of Class A common stock, $0.0001 par value per share, of the Company (the “Class A common stock”) that are reserved for issuance or may become issuable in respect of awards under the Seaport Global Acquisition Corp. 2021 Omnibus Incentive Plan (the “2021 Incentive Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in Part I of the instructions to the Registration Statement on Form S-8 will be sent or given to participants in the 2021 Incentive Plan as required by Rule 428(b)(1) promulgated under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The Company will provide a written statement to participants in the 2021 Incentive Plan pursuant to Rule 428(b) promulgated under the Securities Act, advising them of the availability, without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents), as well as a statement that such documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to Redbox Entertainment Inc. at 1 Tower Lane, Suite 800, Oakbrook Terrace, Illinois 60181, Attention: Chief Legal Officer, Telephone: (630) 756-8000.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the Commission, are incorporated by reference into, and shall be deemed to be a part of, this Registration Statement:

•	the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Commission on April 2, 2021, as amended by Amendment No. 1 to the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2020 filed with the Commission on May 26, 2021, as amended by Amendment No. 2 to the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2020 filed with the Commission on November 22, 2021;

•	the Company’s Quarterly Reports on Form 10-Q/A for the quarters ended March 31, 2021 and June 30, 2021 filed with the Commission on November 22, 2021, and the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 filed with the Commission on November 22, 2021;

•	the Company’s Current Reports on Form 8-K filed with the Commission on May 7, 2021, May 17, 2021 (except for any portions of such Current Reports on Form 8-K furnished pursuant to Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission), July 9, 2021, October 1, 2021, October 12, 2021, October 21, 2021, October 28, 2021 (except for any portions of such Current Reports on Form 8-K furnished pursuant to Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission) (as amended by the Company’s Current Report on Form 8-K/A filed with the Commission on November 22, 2021), November 15, 2021, November 16, 2021 and December 10, 2021;

•	the Company’s prospectus filed pursuant to Rule 424(b) under the Securities Act relating to the Company’s registration statement on Form S-1 (File No. 333-261428) filed with the Commission on December 1, 2021 (including all exhibits thereto) as such prospectus may be supplemented or amended; and

•	the description of the Class A common stock set forth in the Company’s registration statement on Form S-1 (File No. 333-261428) filed with the Commission on December 1, 2021 (including any amendments or reports filed for the purpose of updating such description).

All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into, and shall be deemed to be a part of, this Registration Statement from the date of the filing of such reports or other documents; provided, however, that, unless expressly incorporated by reference into this Registration Statement, documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement under any circumstances.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated by reference into this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference into this Registration Statement modifies or supersedes such earlier document or statement. Any such document or statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending, or completed actions, suits, or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders, or disinterested directors or otherwise. The registrant’s bylaws provide for indemnification by the registrant of its directors, officers, and employees to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions, or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The registrant’s certificate of incorporation provides for such limitation of liability.

The registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (b) to the registrant with respect to payments which may be made by the registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

We have entered into customary indemnification agreements with our executive officers and directors that provide them, in general, with customary indemnification in connection with their service to us or on our behalf.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibits	Description

3.1	Second Amended and Restated Certificate of Incorporation of Redbox Entertainment Inc. (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the SEC on October 28, 2021)

3.2	Amended and Restated Bylaws of Redbox Entertainment Inc. (incorporated by reference to Exhibit 3.2 to the registrant’s Current Report on Form 8-K filed with the SEC on October 28, 2021)

5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP.

10.1	Seaport Global Acquisition Corp. 2021 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.5 to the registrant’s Current Report on Form 8-K filed with the SEC on October 28, 2021)

10.2*	Form of Non-Employee Director Restricted Stock Unit Award Agreement

10.3*	Form of Non-Executive Employee Restricted Stock Unit Award Agreement

10.4*	Form of Executive Employee Restricted Stock Unit Award Agreement

23.1*	Consent of Grant Thornton LLP, independent registered public accounting firm for Redbox Entertainment Inc.

23.2*	Consent of Marcum LLP, independent registered public accounting firm for Seaport Global Acquisition Corp.

23.3*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature pages to this Registration Statement).

*	Filed herewith.

Item 9. Undertakings.

(a)	The Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than twenty percent (20%) change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, Redbox Entertainment Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Oakbrook Terrace, Illinois, on December 27, 2021.

REDBOX ENTERTAINMENT INC.

By:	/s/ Galen C. Smith
Name: Galen C. Smith
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints each of Galen C. Smith and Kavita Suthar, acting alone or together with another attorney-in-fact, as his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Commission any and all amendments (including post-effective amendments) to this Registration Statement, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on, sign and file any supplement to any prospectus included in this Registration Statement or any such amendment, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact, or any of their respective substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed on December 27, 2021 by the following persons in the capacities indicated.

Signature	Title

/s/ Galen C. Smith Galen C. Smith	Chief Executive Officer; Director (Principal Executive Officer)

/s/ Kavita Suthar Kavita Suthar	Chief Financial and Principal Accounting Officer (Principal Financial and Accounting Officer)

/s/ Jay Burnham Jay Burnham	Director

/s/ Kimberly Kelleher Kimberly Kelleher	Director

/s/ Vikas M. Keswani Vikas M. Keswani	Director

/s/ Reed Rayman Reed Rayman	Director
/s/ Michael Redd Michael Redd	Director

/s/ David B. Sambur David B. Sambur	Director

/s/ Lee J. Solomon Lee J. Solomon	Director

/s/ Charles Yamarone Charles Yamarone	Director